EXHIBIT 99(a)

NEWS RELEASE

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President of Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2011

HIGH POINT, N.C. (August 31, 2010) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter of fiscal 2011 ended August 1, 2010.

Highlights for the first quarter of fiscal 2011 include the following:

▪
Net sales were $55.9 million, a 23 percent increase compared with the first quarter of fiscal 2010, with mattress fabrics segment sales up 18 percent and upholstery fabric segment sales up 30 percent over the same period a year ago.

▪	Pre-tax income was $4.3 million, or 7.7 percent of sales, compared with $2.0 million, or 4.4 percent of sales in the prior year period, an increase of 115 percent.

▪	Net income was $3.7 million, or $0.28 per diluted share, compared with net income of $1.9 million, or $0.15 per diluted share, for the first quarter of fiscal 2010.

▪	The company’s financial position remained strong, with cash and cash equivalents and short term investments of $18.1 million and total debt of $11.6 million as of August 1, 2010.

▪
The projection for second quarter fiscal 2011 is for overall sales to increase in the range of 5 to 10 percent.  Mattress fabric sales are expected to be flat to up five percent and upholstery fabrics sales are expected to be up 10 to 15 percent compared with the second quarter of fiscal 2010.  Pre-tax income for the second quarter of fiscal 2011 is expected to be in the range of $3.5 million to $4.0 million.

Overview
For the period ended August 1, 2010, net sales were $55.9 million, a 23 percent increase compared with $45.5 million a year ago.  The company reported net income of $3.7 million, or $0.28 per diluted share, for the first quarter of fiscal 2011, compared with net income of $1.9 million, or $0.15 per diluted share, for the first quarter of fiscal 2010.  On a pre-tax basis, the company reported income of $4.3 million compared with pre-tax income of $2.0 million for the first quarter of fiscal 2010.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Our stronger sales for the first quarter of fiscal 2011 reflect better consumer demand trends than a year ago, particularly in the first two months of the quarter, as well as success from our sales and marketing initiatives.  Our improved profitability reflects the higher sales volumes, as well as the benefits of a leaner and more cost-efficient operating platform.  Today, Culp has a strong competitive position in both mattress fabrics and upholstery fabrics, and, as always, our primary focus is on outstanding execution for our customers as a financially stable and trusted supplier. ”

-MORE-

Culp Announces Results for First Quarter Fiscal 2011

August 31, 2010

Mattress Fabrics Segment
Mattress fabric sales for the first quarter were $30.9 million, an 18 percent increase compared with $26.3 million for the first quarter of fiscal 2010.

“Our mattress fabrics business delivered a solid performance, primarily driven by improved retail demand in the bedding industry in the first two months of the quarter, and by the closure of a key competitor in late calendar 2009,” said Saxon.  “These results also reflect the benefits of our recent operating initiatives and the ongoing investments to develop an efficient and scalable manufacturing platform.  We recently completed a capital project to expand the internal production of our knitted fabrics product line, which has been our fastest growing category.  For fiscal 2011, we will continue to fund capital expenditures for maintenance and expansion-related projects in mattress fabrics.  While we are pleased with our first quarter results, we are seeing some slowdown in industry demand as well as increased pricing pressures and higher raw material costs.  Above all, we remain focused on execution for our customers with outstanding service, reliable delivery performance and consistent quality and value.”

Upholstery Fabrics Segment
Sales for this segment, which include both fabric and cut and sewn kits, were $25.0 million, a 30 percent increase compared with $19.2 million in the first quarter of fiscal 2010.  Sales of China produced fabrics were $22.1 million in the first quarter of fiscal 2011, up 37 percent over the prior year period, while sales of U.S. produced fabrics were $2.9 million, down five percent from the first quarter of fiscal 2010.

“We are encouraged by the significant sales growth for the upholstery fabrics business,” noted Saxon.  “Our sales gain was primarily driven by the growth from our China operation.  While most of the China produced products are being sold to our U.S. customers, we are also pleased with the increase in sales to the local China market and to international customers.  Additionally, the broad-based sales gains among different customer segments reflect the success of our product development, sales and marketing initiatives.  The response from both our existing and new customers has been very favorable, and we will continue to focus on expanding these important initiatives to drive our growth in fiscal 2011.  While we are pleased with the first quarter results,  we are also experiencing higher raw material costs in this segment.”

Balance Sheet
“A top priority for fiscal 2011 will be to further strengthen our financial position, especially in light of the ongoing economic uncertainties,” added Saxon.  “As of August 1, 2010, our balance sheet reflected $18.1 million in cash and cash equivalents and short term investments.  Total debt was $11.6 million, which includes current maturities of long term debt and long term debt.  Our next major scheduled principal payment of $2.2 million is not due until August 2011.  Our strong financial position provides us with a competitive advantage, giving us sufficient capital and flexibility to support our growth strategy.”

Outlook
Commenting on the outlook for the second quarter of fiscal 2011, Saxon remarked, “We expect that the economic uncertainties and ongoing issues surrounding the housing market and high unemployment will continue to affect consumer demand for furniture and bedding products.  Overall, we expect our sales for the second quarter of fiscal 2011 to be 5 to 10 percent higher than the second quarter of last year.

“We expect sales in our mattress fabrics segment to be flat to up five percent compared with the same period a year ago.  Operating income in this segment is expected to be flat to slightly down compared with the same period a year ago, due primarily to higher raw materials costs and increased pricing pressure.

“In our upholstery fabrics segment, we expect sales to be up approximately 10 to15 percent for the second quarter.  We believe the upholstery fabric segment’s operating income will reflect moderate improvement over the same period a year ago, due to higher sales.

-MORE-

Culp Announces Results for First Quarter Fiscal 2011

August 31, 2010

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2011 in the range of $3.5 to $4.0 million.  Given the volatility in the income tax area during fiscal 2010 and the first quarter of fiscal 2011, the income tax expense or benefit and related tax rate for the second quarter of fiscal 2011 are too uncertain to project.  This is management’s best estimate at present, recognizing that future financial results are difficult to predict because of overall economic uncertainties,” said Saxon.

In closing, Saxon remarked, “Even with the increasingly apparent economic headwinds, we are optimistic about our prospects for fiscal 2011 as we have the key advantages of a lean and agile manufacturing platform, a strong balance sheet and a leading competitive position in both operating segments.  We see additional opportunities in our mattress fabrics business to refine and expand our product offerings and further enhance our value proposition to customers.  We are also pleased with the momentum in our upholstery fabrics sales, as we continue to see positive results from our product development and sales and marketing initiatives.  With our global business models and financial resources, we are well positioned to make good progress in both of our businesses, regardless of the economic environment we face.”

About the Company
Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward-looking statements are intended to speak only as of the date on which they are made.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures.  Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on the company’s business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely.  Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company’s products.  Strengthening of the U.S. dollar against other currencies could make the company’s products less competitive on the basis of price in markets outside the United States and strengthening of currencies in Canada and China can have a negative impact on the company’s sales in the U.S. of products produced in those countries.  Also, economic and political instability in international areas could affect the company’s operations or sources of goods in those areas, as well as demand for the company’s products in international markets.  Other factors that could affect the matters discussed in forward-looking statements are included in the company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on July 15, 2010, for fiscal year ended May 2, 2010.

-MORE-

Culp Announces Results for First Quarter Fiscal 2011

August 31, 2010

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	August 1,	August 2,
	2010	2009

Net sales	$55,912,000	$45,478,000
Income before income taxes	$4,278,000	$1,991,000
Net income	$3,747,000	$1,876,000
Net income per share:
Basic	$0.29	$0.15
Diluted	$0.28	$0.15
Average shares outstanding:
Basic	12,870,000	12,653,000
Diluted	13,199,000	12,751,000

-END-